Exhibit 21

SUBSIDIARIES OF METHODE ELECTRONICS, INC.

Subsidiary (1)	Jurisdiction of Incorporation

ABAS, Inc.	Delaware
Automotive Safety Technologies, Inc.	Delaware
Cableco Technologies, Inc.	Delaware
Duel Systems, Inc.	Delaware
Eetrex, Inc.	Delaware
Hetronic International, Inc.	Delaware
Hetronic USA, Inc.	Delaware
Hetronic Asia Holding, Inc.	Delaware
Hetronic Asia Manufacturing and Trading Corporation.	The Philippines
Hetronic Swiss AG	Switzerland
KBA, Inc.	Delaware
Magna-Lastic Devices, Inc.	Delaware
Methode Development Company	Delaware
Methode Electronics Aftermarket, Ltd.	Malta
Methode Electronics Asia Pte, Ltd.	Singapore
Methode Electronics Connectivity Technologies, Inc.	Delaware
Methode Electronics Europe, Limited	United Kingdom
Methode Electronics Far East Pte., Ltd.	Singapore
Methode Electronics India, Private Ltd.	India
Methode Electronics International GmbH	Germany
Methode Electronics Ireland Limited	Ireland
Methode Electronics Malta Holdings Ltd	Malta
Methode Electronics Malta Ltd.	Malta
Methode Electronics Mediterranean	Malta
Methode Electronics (Shanghai) Co. Ltd.	China
Methode Electronics U.K. Ltd.	United Kingdom
Methode Mexico, S.A. de C.V.	Mexico
Methode Middle East, S.A.L.	Lebanon
TouchSensor Technolgies, L.L.C.	Delaware
Trace Laboratories, Inc.	Delaware
Value Engineered Products, Inc.	Delaware

(1) All subsidiaries are 100% owned, except Eetrex, which is 70% owned and Hetronic Swiss which is 67% owned.